Exhibit 10.56

License Agreement /
DISTRIBUTOR AGREEMENT

This License /Distributor Agreement (“Agreement”) is entered into as of the 1st  day of November, 2003 (“Effective Date”), between EnergyNsync Inc. (“Manufacturer”) and GlobalNet Energy Investors, Inc. (“Distributor”).

IN CONSIDERATION OF THE MUTUAL PROMISES CONTAINED HEREIN, THE PARTIES AGREE AS FOLLOWS:

1.       DEFINITIONS

          (a)      “Confidential Information” shall mean any and all information or materials provided by one party to the other which are in tangible form and labeled “confidential” or the like, or, if disclosed orally, are identified as being confidential at the time of disclosure and are followed up within two (2) weeks in a tangible form that is appropriately labeled, or any other information, observed when at a facility of the other or a third party, that a reasonable business person would understand to be not publicly available, but shall not include information or materials that (i) were, on the Effective Date, generally known to the public; or (ii) become generally known to the public after the Effective Date other than as a result of the act or omission of the receiving party; or (iii) were rightfully known to the receiving party prior to that party receiving same from the disclosing party; or (iv) are or were disclosed by the disclosing party to a third party generally without restriction on disclosure; or (v) the receiving party lawfully received from a third party without that third party’s breach of agreement or obligation of trust; or (vi) are independently developed by the receiving party.  Confidential Information also includes information that is included in presentations or other similar publications made available to Manufacturer or Distributor. (vii) the terms of this agreement are confidential.

          (b)     “Order” shall mean a document (typically Distributor’s purchase order form or Manufacturer's standard ordering form), that (i) if submitted in written form, is signed by Distributor; or, if submitted in an electronic (or other format) agreed between the parties, contains a mutually agreed indicator that properly identifies Distributor and signifies that Distributor is bound thereby; and (ii) specifies the Products which Distributor requests from Manufacturer and the related pricing and sufficient other information to complete the transaction.

          (c)      “Exclusive Term” shall mean the period that commences on the date of this Agreement and continues until terminated as provided in paragraph 3 herein or  December 31st of 2008.

          (d)     “Non-Exclusive Term” shall mean the period that commences immediately upon the conclusion of the Exclusive Term and continues for 6 months.

          (e)      “Energy Products” shall mean those products listed in Exhibit A attached hereto.

          (f)      “End-User(s)” shall mean each entity that, for its own internal business purposes, obtains the Manufacturer’s Products directly from Distributor.

          (g)     “Territory” shall mean the United States of America.

          (h)     “Energy Products” shall mean the following that will become manufacturable and marketable Products following the receipt and application of contract and minimum exclusivity payments.  Isolated 3 Phase boards and Lighting boards.

          (i)      “New Products”  If manufacturer or any affiliate now or hereafter manufacturers or distributes, or proposes to manufacture or distribute, any product other than the “Energy Products” as listed hereinabove, shall notify Distributor of that fact and the details concerning that product.  Distributor may request from Manufacturer distribution rights in the Territory, and if so requested, Manufacturer may provide first right to Distributor that is no less favorable than it is offering to outside distributor(s) for this “Territory”.  However, if manufacturer deems it to be in its best interest to maintain in-house distribution of “New Product” it may.

2.       APPOINTMENT AND AUTHORITY OF DISTRIBUTOR

          (a)      Appointment:  Subject to the terms and conditions set forth herein, and for the duration of the Exclusive Term only, Manufacturer hereby appoints Distributor as Manufacturer's exclusive distributor for the Products, herein listed in the above Territory. At the conclusion of the Exclusive Term, the exclusivity shall cease and the Manufacturer’s appointment of Distributor shall then automatically become a non-exclusive appointment in the Territory for the Non-Exclusive Term.  During the Non-Exclusive Term, Manufacturer reserves the right to appoint other Distributors or sales representatives for the Products in the Territory, or for portions thereof, and to sell Products directly to its End-User(s) in the Territory.

          (b)     Sub-Distributors:  During the term hereof, Distributor shall have the right to appoint sub-distributors, sales representatives and other sales agents for the Products in the Territory (or portions thereof) and grant them the right to resell the Products in the Territory (or such sub-territory) provided that any grant of a right to resell the Products shall in all events be subject to the terms and conditions of this Agreement.

          (c)      Independent Contractors:  The relationship of Manufacturer and Distributor established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to allow Distributor to create or assume any obligation on behalf of Manufacturer for any purpose whatsoever.  Distributor shall be solely responsible for, and shall indemnify and hold Manufacturer free and harmless from, any and all claims, damages or lawsuits (including Manufacturer's attorneys' fees) arising out of the acts of Distributor, its employees or its agents.

          (d)     Territory:  shall mean the United States of America.  The Territory may be expanded from time to time at the discretion of the Manufacturer.  Distributor must request in writing, including the details outlining the expansion area, purpose and channels to be used in distribution.  The manufacturer has (60) days of receipt of such request to approve or decline this request, not to be unreasonable withheld. The Manufacturer will provide a cost for each territory expansion or portion thereof that is no less favorable than it would offer to any outside distributor.  A license  / distribution agreement expansion contract will be issued if so granted and will include all terms separate from this current agreement.

3.       EXCLUSIVITY PAYMENTS / MINIMUM ANNUAL PURCHASE
          REQUIREMENTS.

          (a)      Minimum Annual Purchase Requirement:  Distributor shall be required to annually purchase a minimum total dollar amount of Products as is set forth on Exhibit B on a Quarterly Basis. At no time shall the payment in any given quarter equal less than that of the yearly period divided equally.  In the event that Distributor fails to meet the minimum annual dollar purchase requirements in any calendar year during the Exclusive Term, or otherwise fails to timely make any of the exclusivity payments set forth in paragraphs 3(a),  above, the Exclusive Term shall terminate and this Agreement shall automatically, without notice or action by either party, be amended to provide that the appointment set forth in section 2(a) is, and shall thereafter be, non-exclusive for the Non-Exclusive Term set forth above. In the event that Distributor fails to meet the minimum annual purchase requirement during the Non-Exclusive Term, Manufacturer, will give thirty (30) days prior written notice to terminate this Agreement to the Distributor. If the Manufacturer gives such notice and the default is not cured during the thirty (30) day period, then the Agreement shall automatically terminate at the end of that thirty (30) day period.

          (b)     Non-transferable:  This exclusivity grant for the specified territory hereinabove listed is non-transferable.  Upon any change in company structure whether by merger, sale, assignment or acquisition this exclusive right will terminate.  However, only in the event that ENS has been given (60) day advanced written notice with details of all previsions of the pending transaction and GlobalNet has received the same in writing from ENS granting the pending transfer, may this be transferred and continued as written herein.

4.       ORDERING, PRICING, AND PAYMENT

          (a)      Terms and Conditions:  All purchases of Products by Distributor from Manufacturer during the term of this Agreement shall be subject to the terms and conditions of this Agreement.  Nothing contained in any such purchase order shall in any way modify such terms of this Agreement or add any additional terms or conditions.

          (b)     Orders: All Orders shall conform to sub-section 1(b).  All Orders shall reference this Agreement and are subject to acceptance by Manufacturer.  All orders must be signed by an Officer of Manufacturer to be accepted and to request a delivery date during the term of this Agreement.  Manufacturer shall use its reasonable best efforts to deliver Products at the times specified either in its quotation or in its written acceptance of Distributor's purchase orders.

          (c)      Purchase Price:  The purchase price to Distributor for each of the Products ("Purchase Price") shall be as set forth in Exhibit A attached hereto.  All prices are F.O.B. Manufacturer’s plant currently located _  “to be determined”__.  Manufacturer has the right two times each calender year to revise  the prices in Exhibit A with sixty (60) days' advance written notice to Distributor (increase or decrease).  Such revisions shall apply to all orders received after the effective date of revision.

Each revision will provide to Customer a competitive and documented price analysis based on volume of orders placed by Customer since the last pricing analysis. Manufacturer will work with Customer to develop Products within the scope of price as the Customer deems marketable.

          (d)     Taxes; Duties:  Distributor's Purchase Price does not include any taxes that may be applicable to the Products by any government or governmental body located in the Territory nor does the Purchase Price include any customs duties or other charges that may be imposed upon the Products. When the Manufacturer has the legal obligation to collect such taxes or duties, the appropriate amount shall be added to Distributor's invoice and paid by Distributor unless Distributor provides Manufacturer with a valid exemption certificate authorized by the appropriate taxing authority.

          (e)      Payment:  Payment for Products purchased by Distributor from Manufacturer shall be net thirty (30) days from shipment unless a payment for a prior shipment is late or the amount of a new order substantially exceeds Manufacturer’s ability to advance supply and material costs, in which case Manufacturer reserves the right to require cash on delivery or pre-payment of a portion to cover supply and material costs.

          (f)      Product Change:  Products may be changed, abandoned or added by Manufacturer, ,with approval of both parties as set forth on an executed engineering change order or design change order; . All orders accepted by Manufacturer prior to thirty (30) day notification will remain on order and fulfilled under the guidelines of section 5.  It is understood that Manufacturer is developing, changing and engineering Energy Products and future revisions of the same.  In doing so, Manufacturer will not be required to manufacture multiple versions of the same product or products that cannot be profitably manufactured, thus Manufacturer may unilaterally discontinue the manufacturing of such Products.

5.       SCHEDULING, DELIVERY AND ACCEPTANCE

          (a)      Scheduling:  Manufacturer will use reasonable efforts to meet Distributor's requested delivery schedules for Products. Should requests for Products exceed Manufacturer's available inventory, Manufacturer will allocate its available inventory and make shipments without liability to Distributor on account of the method of allocation chosen or its implementation. Manufacturer reserves the right to refuse, cancel or delay shipment of Products to Distributor when Distributor is delinquent in payments to Manufacturer, or if Distributor is otherwise in material breach hereof.

          (b)     Delivery: Title and risk of loss for Equipment shall transfer to Distributor upon Manufacturers delivery to a common carrier that, in the absence of a carrier specified by Distributor, shall be selected by Manufacturer. Manufacturer shall not have any liability for the shipment. The carrier is not the agent of the Manufacturer.

          (c)      Acceptance for Products:  Acceptance shall occur upon acceptance of Products at Distributor’s chosen delivery site.

6.       WARRANTY TO DISTRIBUTOR'S END-USER(S)

          (a)      Standard Limited Warranty:  Except as limited in this paragraph 6, Manufacturer warrants that the Products, specified on order, after Acceptance, under normal usage shall, for a period of twelve months, be free of defects in and arising from the design, assembly, manufacture, material, or workmanship of said Products; provided, however, that such warranty does not apply to problems that arise from (i) accident, neglect, or causes not attributable to normal wear and tear; (ii) problems relating to or residing in other items or services with which the Product(s) are used; (iii) installation not in accordance with Manufacturers instructions or the applicable specifications; (iv) use in an environment, in a manner or for a purpose for which the Product was not designed; or (v) installation, modification, alteration or repair by anyone other than Distributor or its authorized representatives.

          (b)     Warranty: Manufacturer's standard limited Product warranty may be detailed on a Basic Ordering Agreement (BOA) for each individual Product manufactured by the Manufacturer.  Distributor shall pass on to its End User(s) the Manufacturer's standard limited warranty, as set forth above or as detailed in Product's BOA, including the limitations set forth in Subsections 6(c) and 6(d) below.  Any warranty granted by Distributor that exceeds Manufacturer’s standard limited warranty shall be at Distributor’s own risk and expense, and Distributor shall indemnify Manufacturer from any liability therefor.  This warranty is contingent upon the following: (i) Product is maintained in an environment consistent with Product specifications; (ii) Product Warranty does not include efforts to remedy, repair or replace Products as a result of (i) accident, neglect or causes not attributable to normal wear and tear; (ii) problems relating to or residing in other items or services with which the Product(s) are used; (iii) installation not in accordance with Manufacturer’s instructions or the applicable specifications; (iv) use in an environment, in a manner, or for a purpose for which the Product was not designed; or (v) installation, modification, alteration or repair by anyone other than Distributor or its authorized representatives.

          (c)      No Other Warranty: EXCEPT FOR THE EXPRESS WARRANTY SET FORTH ABOVE, MANUFACTURER GRANTS NO OTHER WARRANTIES, EXPRESS OR IMPLIED, BY STATUTE OR OTHERWISE, REGARDING THE PRODUCTS, THEIR FITNESS FOR ANY PURPOSE, THEIR QUALITY, THEIR MERCHANTABILITY, OR OTHERWISE.

          (d)     Limitation of Liability: MANUFACTURER'S LIABILITY UNDER THE WARRANTY SHALL BE LIMITED TO A REFUND OF THE END-USER(S)'S PURCHASE PRICE OR REPLACEMENT OF THE PRODUCT, AT MANUFACTURER’S DISCRETION. IN NO EVENT SHALL MANUFACTURER BE LIABLE FOR THE COST OF PROCUREMENT OF SUBSTITUTE GOODS BY THE END-USER(S) OR FOR ANY SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES FOR BREACH OF WARRANTY.

7.       ADDITIONAL OBLIGATIONS OF DISTRIBUTOR

          (a)      Promotion of the Products:  Distributor shall, at its own expense, vigorously promote the sale of the Products within the Territory.

          (b)     Certifications and Testing Labs:  Distributor shall, at its own expense pay for all product certification and testing needs prior to taking product to market.  This includes certification standards compliance such as UL and independent testing labs needed to promote the sales of such products into market segments.

          (c)      Due Care: Use due care and skill in performing all activities under or in association with this Agreement. Comply with any and all applicable laws and in a manner which will not in any way, directly or indirectly, bring the Manufacturer or any Products into disrepute.

          (d)     Product Complaints:  Transmit to Manufacturer all complaints concerning Products that Distributor may experience or that it may receive from End-User(s).

          (e)      Business Practices:  Not engage in deceptive, misleading and/or unethical practices that are or might be detrimental to Manufacturer or Products.  Abide by applicable laws and in a manner which will not in any way, directly or indirectly, bring Distributor or any business into disrepute.

          (f)      Records:  Maintain for at least ten (10) years after termination or expiration of this Agreement its records, contracts and accounts relating to the promotion, marketing and distribution of Products.

          (g)     Representations:  Distributor shall not make any representations, warranties or guarantees with respect to the warranties, specifications, features or capabilities of the Products that are not consistent with Manufacturer's BOA or documentation accompanying the Products or Manufacturer's literature describing the Products including the limited warranty and disclaimers.

          (h)     Materials:  Distributor shall upon request provide Manufacturer with marketing information concerning the Products.  Upon the execution of this Agreement and thereafter as such are created, developed and modified, at Distributor’s expense, Distributor shall provide Manufacturer with copies of its brochures, instructional material, advertising literature, and other data for the Products.  All promotional material and technical information furnished by Distributor to Manufacturer shall be in the English language and confidential.

          (i)      Inventory:  Distributor shall, at its own expense, maintain a sufficient inventory of the Products to fulfill its commitments under this Agreement and to its End-User(s)

          (j)      Facilities Access: Distributor shall provide at the option of the Manufacturer a mutually agreeable amount of space.  Distributor will allow Manufacturer to build and equip, at Manufacturers expense and in Manufacturer discretion, display “energy products” in such manor to help facilitate Distributor in the sales of such good and services contained hereinabove.

8.       ADDITIONAL OBLIGATIONS OF MANUFACTURER

          (a)      Order Fulfillment: Upon Manufacturer's acceptance of an Order from the Distributor to an End-User(s)or any of the End-User(s) subsidiaries, the identified Order is solely the Distributor's Order and in no way is the Order to be fulfilled through any channel except through the Distributor.

          (b)     Due Care: Use due care and skill in performing all activities under or in association with this Agreement, including any and all services offered to Distributor to promote sales efforts.

          (c)      Product Complaints: Transmit to Distributor all complaints that Manufacturer may experience itself or receive from End-User(s) other than the Distributor.

          (d)     Business Practices:  Not engage in deceptive, misleading and/or unethical practices that are or might be detrimental to Distributor in their sales efforts.  Abide by applicable laws and in a manner which will not in any way, directly or indirectly, bring Distributor or any business into disrepute.

          (e)      Records:  Maintain for at least ten (10) years after termination or expiration of this Agreement its records, contracts and accounts relating to the promotion, marketing and distribution of Products.

          (f)      Representations:  Not make any representations, warranties or guarantees to End-User(s) that are inconsistent with Distributor’s then current published literature or documentation.

          (g)     Materials:  Manufacturer shall upon request provide Distributor with BOA and technical information concerning the Products to allow Distributor to develop its marketing materials.

          (h)     Response to Inquiries:  Manufacturer shall promptly respond to all inquiries from Distributor concerning matters pertaining to this Agreement.  Manufacturer shall promptly forward to Distributor any inquiries about the Products that it receives from potential End-User(s) located in the Territory.

          (i)      New Developments:  Manufacturer shall keep Distributor informed of any new product developments.

9.       TERM AND TERMINATION

          (a)      Term:  This Agreement shall continue in force from the date hereof through a date that coincides with the end of December 2008 or the Non-Exclusive Term (as described in paragraph 3 above) unless extended by mutual agreement or terminated as provided herein. Thereafter, either party may terminate this Agreement on thirty (30) days prior written notice, but this Agreement shall remain in force until so terminated. This Agreement may be terminated by the mutual consent of the parties at anytime or may otherwise be terminated as provided in this Section 9.  If extended by mutual agreement, each extension will consist of an additional 5-year term with minimal yearly purchase requirements not to exceed 20% of each of the previous year’s requirements. Each 5-year term will be added as an addendum to this agreement and all terms will remain intact for the additional term.

          (b)     Termination for Cause:  If either party defaults in the performance of any provision of this Agreement, then the non-defaulting party may give written notice to the defaulting party that if the default is not cured within thirty (30) days the Agreement will be terminated.  If the non-defaulting party gives such notice and the default is not cured during the thirty-day period, then the Agreement shall automatically terminate at the end of that period.

          (c)      Termination for Insolvency:  This Agreement shall terminate, without notice, (i) upon the institution by or against Distributor of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of Distributor's debts, (ii) upon Distributor's making an assignment for the benefit of creditors, or (iii) upon Distributor's dissolution or ceasing to do business.

          (d)     Fulfillment of Orders upon Termination:  Upon termination of this Agreement, Manufacturer shall continue to fulfill, subject to the terms of Section 4 above, all orders accepted by Manufacturer prior to the date of termination and Distributor shall have the right within six months from the date of termination to sell all Products held by Distributor at the date of termination to End-User(s) located in the Territory.

          (e)      Return of Materials:  All trademarks, trade names, patents, copyrights, designs, drawings, formulas or other data, photographs, samples, literature, and sales aids of every kind shall be and remain the property of Manufacturer.  Within thirty (30) days after the termination of this Agreement (or the date upon which Distributor's right to sell its inventory of Products at the date of termination expires as set forth in subparagraph (d) above, if later), Distributor shall prepare all such items in its possession for shipment, as Manufacturer may direct, at Manufacturer's expense.  Distributor shall not make or retain any copies of or otherwise use thereafter any confidential items or information which may have been entrusted to it.

          (f)      Limitation on Liability:  In the event of termination by either party in accordance with any of the provisions of this Agreement, neither party shall be liable to the other, because of such termination, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, leases or commitments in connection with the business or goodwill of Manufacturer or Distributor.  Termination shall not, however, relieve either party of obligations incurred prior to the termination.

10.     CONFIDENTIALITY, INTELLECTUAL PROPERTY RIGHTS,
          AND NON-COMPETITION

          (a)      Confidential Information:  The receiving party shall protect the other’s Confidential Information for the term of this Agreement and for a period of three (3) years after termination of this Agreement, by means of the same standard of care as used by the receiving party to protect its own information of a similar nature and importance, and no less than reasonable care. The receiving party shall use Confidential Information only to fulfill its obligations or to exercise its rights hereunder, and shall disclose Confidential Information only to those persons in its organization who have a need to know such Confidential Information in the performance of their duties in connection herewith and who are bound by a written agreement to protect the confidentiality of such Confidential Information, and will promptly report to the disclosing party any actual or suspected breach hereof.

          (b)     Property Rights:  Distributor agrees that Manufacturer owns all right, title, and interest in the product lines that include the Products, Energy Products, and R and D Energy Products now or hereafter subject to this Agreement and in all of Manufacturer's patents, trademarks, trade names, inventions, copyrights, know-how, and trade secrets relating to the design, Manufacturer, operation or service of the Products, Energy Products, and R and D Energy Products.  The use by Distributor of any of these property rights is authorized only for the purposes herein set forth, and upon termination of this Agreement for any reason such authorization shall cease.  At no time during or after the term of this Agreement shall Distributor challenge or assist others to challenge Manufacturer's trademarks or the registration thereof or attempt to register any trademarks, marks or trade names confusingly similar to those of Manufacturer.  To the extent that Distributor shall acquire rights to Manufacturer's trademarks, trade names or other intellectual property rights under the laws of any country contained in the Territory, it shall be deemed to have done so on Manufacturer's behalf, and upon the termination of this Agreement, Distributor shall transfer all such intellectual property rights to Manufacturer at no cost to Manufacturer.

          (c)      Sale Conveys no Right to Manufacturer or Copy:   The Products are offered for sale and are sold by Manufacturer subject in every case to the condition that such sale does not convey any license, expressly or by implication, to Manufacturer, duplicate or otherwise copy or reproduce any of the Products.

          (d)     Non-competition: Distributor agrees that during the Exclusive Term of this Agreement and except as otherwise permitted by this Agreement, will not engage in or provide any services or assistance to: (i) any business involving energy-saving products, or (ii) the development, creation, marketing, sales, promotion, distribution, licensing or commercialization of any product or service which competes with the Energy Products.  The geographic scope of this paragraph 10(d) shall be limited to the United States of America.  Each party acknowledges that this Agreement, including this paragraph 10(d), is reasonable in scope, duration, content, and otherwise, and is necessary to protect the confidential information and the value of the exclusive distribution rights granted herein.  Distributor agrees that a breach of the provisions of this paragraph 10(d) will cause irreparable injury to the other that is not adequately compensable in monetary damages alone or through other legal remedies.  Therefore, in the event of a breach, the non-breaching party shall be entitled to preliminary and permanent injunctive relief, specific performance, and other equitable relief in addition to damages and other legal remedies.  The non-breaching party shall have no obligation to post a bond or provide other security.

11.     PATENT, COPYRIGHT, AND TRADEMARK INDEMNITY

          (a)      Indemnification:  Distributor agrees that Manufacturer has the right to defend, or at its option to settle, and Manufacturer agrees, at its own expense, to defend or at its option to settle, any claim, suit or proceeding brought against Distributor or its End-User(s) on the issue of infringement of any patent, copyright or trademark by the Products sold hereunder or the use thereof, subject to the limitations hereinafter set forth.  Manufacturer shall have sole control of any such action or settlement negotiations, and Manufacturer agrees to pay, subject to the limitations hereinafter set forth, any final judgment entered against Distributor or its End-User(s) on such issue in any such suit or proceeding defended by Manufacturer.  Distributor agrees that Manufacturer at its sole option shall be relieved of the foregoing obligations unless Distributor or its End-User(s) notifies Manufacturer promptly in writing of such claim, suit or proceeding and gives Manufacturer authority to proceed as contemplated herein, and, at Manufacturer's expense, gives Manufacturer proper and full information and assistance to settle and/or defend any such claim, suit or proceeding.  If the Products, or any part thereof, are, or in the opinion of Manufacturer may become, the subject of any claim, suit or proceeding for infringement of any patent, copyright or trademark, or if it is adjudicatively determined that the Products, or any part thereof, infringe any patent, copyright or trademark, or if the sale or use of the Products, or any part thereof, is, as a result, enjoined, then Manufacturer may, at its option and expense: (i) procure for Distributor and its End-User(s) the right under such patent, copyright or trademark to sell or use, as appropriate, the Products or such part thereof; or (ii) replace the Products, or part thereof, with other suitable Products or parts; or (iii) suitably modify the Products, or part thereof; or (iv) if the use of the Products, or part thereof, is prevented by injunction, remove the Products, or part thereof, and refund the aggregate payments paid therefore by Distributor, less a reasonable sum for use and damage.  Manufacturer shall not be liable for any costs or expenses incurred without its prior written authorization.

          (b)     Limitation:  Notwithstanding the provisions of Subsection 11(a) above, Manufacturer assumes no liability for (i) infringement of patent claims covering completed equipment or any assembly, circuit, combination, method or process in which any of the Products may be used but not covering the Products standing alone; (ii) any trademark infringements involving any marking or branding not applied by Manufacturer or involving any marking or branding applied at the request of Distributor; or (iii) the modification of the Products, or any part thereof, unless such modification was made by Manufacturer.

          (c)      Entire Liability:  The foregoing provisions of this Section 11 state the entire liability and obligations of Manufacturer and the exclusive remedy of Distributor and its End-User(s), with respect to any alleged infringement of patents, copyrights, trademarks or other intellectual property rights by the Products or any part thereof.

          (d)     Grant of Trade Name License:  The grant of this license is as follows in the “Trade Name License Agreement”

12.     GENERAL PROVISIONS

          (a)      Governing Law and Jurisdiction:  This Agreement shall be governed by and construed under the laws of the State of Texas.

          (b)     Entire Agreement:  This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them.

          (c)      Notices:  Any notice required or permitted by this Agreement shall be in writing and shall be sent by prepaid registered or certified mail, return receipt requested, addressed to the other party at the address shown below or at such other address for which such party gives notice hereunder.  Such notice shall be deemed to have been given three (3) days after deposit in the mail.

          (d)     Force Majeure:  Nonperformance of either party shall be excused to the extent that performance is rendered impossible by strike, fire, flood, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the control and not caused by the negligence of the non-performing party.

          (e)      Survival Of Clauses:  Termination of this Agreement shall not prejudice any rights or relieve any obligations of either party that have arisen on or before the date of termination. Sections 1, 4, 5, 6, 8, 9(d) and (e), 10, 11 and 12(b) shall survive the termination of this Agreement.

          (f)      Non-Assignability and Binding Effect:  Distributor agrees that its rights and obligations under this Agreement may not be transferred or assigned directly or indirectly without the prior written consent of Manufacturer, not to be unreasonably withheld. Subject to the foregoing sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.  Rights of Exclusivity may not be issued by Distributor, transferred or assigned directly or indirectly to any third parties without prior written approval of Manufacturer, at Manufacturers discretion.

          (g)     US Export Restrictions:  Notwithstanding any other provisions of this Agreement, Manufacturer shall not be required to sell Products to Distributor if such sales would constitute a violation of US Export laws and regulations and the grant of resale rights to the Products hereunder shall in all events be subject to compliance with such restrictions.

GlobalNet Energy Investors, Inc.	Energy N Sync, Inc.

By /s/ Eric Barger, President Eric Barger, President	By /s/ Scott W. Feldhacker Scott W. Feldhacker, President